Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

June 15, 2011

Darling International Inc.

251 O’Conner Ridge Blvd

Suite 300

Irving, TX 75038

Ladies and Gentlemen:

We have acted as counsel to Darling International Inc., a Delaware corporation (the “Company”) and Darling National LLC, a Delaware limited liability company (the “Delaware Guarantor”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), with respect to $250,000,000 aggregate principal amount of 8.5% Senior Notes due 2018 (the “Exchange Notes”) of the Company. The Exchange Notes will be offered in exchange for like principal amount of the Company’s outstanding unregistered 8.5% Senior Notes due 2018 (the “Restricted Notes”) pursuant to the Registration Rights Agreement, dated as of December 17, 2010 (the “Registration Rights Agreement”), by and among the Company, the Delaware Guarantor, the other guarantors named therein (the “Non-Delaware Guarantors” and, together with the Delaware Guarantor, the “Guarantors”) and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein. The Registration Rights Agreement was executed in connection with the private placement of the Restricted Notes. The Restricted Notes were, and the Exchange Notes will be, issued pursuant to the Indenture, dated as of December 17, 2010 (including all amendments or supplements thereto, the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Exchange Notes will be unconditionally guaranteed on a senior basis by the Delaware Guarantor pursuant to the guarantee contained in the Indenture (the “Delaware Guarantee”). The Exchange Notes will also be unconditionally guaranteed on a senior basis by the Non-Delaware Guarantors pursuant to the guarantees contained in the Indenture (the “Non-Delaware Guarantees” and, together with the Delaware Guarantee, the “Guarantees”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Registration Rights Agreement; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have relied upon the opinions of Thompson Hine LLP and Burr & Forman LLP that: (a) each Non-Delaware Guarantor is duly incorporated, validly existing and in good standing under the laws of its jurisdiction; (b) each Non-Delaware Guarantor has the requisite corporate power and authority to execute and issue its related Guarantee; (c) the execution, delivery and performance of each Non-Delaware Guarantee by each Non-Delaware Guarantor has been duly authorized by all necessary corporate action on the part of such Non-Delaware Guarantor; and (d) each Non-Delaware Guarantee has been duly and validly executed and delivered by each such Non-Delaware Guarantor. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	The Exchange Notes will be duly and validly executed and delivered by the Company and, when authenticated and delivered by the Trustee in accordance with the terms of the Indenture, will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with their terms.

2.	The Delaware Guarantee has been duly and validly executed and delivered by the Delaware Guarantor and, when the Exchange Notes have been authenticated and delivered by the Trustee in accordance with the terms of the Indenture, the Guarantees will constitute the legal, valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms.

The opinion expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The opinions expressed herein are limited to the law of the state of New York and the corporate laws of the State of Delaware. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus that is part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP